Exhibit (a)(5)

Geos Communications, Inc.
Participation Statement
Pursuant to the
Offer to Exchange Series F Preferred Stock and Series H Preferred Stock and Related Warrants to Purchase Common Stock for Series I Preferred Stock and Related Warrants to Purchase Common Stock

[Name of Participant]

Shares of Series F Preferred Stock Being Surrendered
Date of Subscription Agreement related to Series F Preferred Stock	Number of Shares of Series F Preferred Stock	Total Number of Series I Shares to be issued if all Series F Shares are Tendered in Full

Total Series F Shares

Shares of Series H Preferred Stock Being Surrendered
Date of Subscription Agreement related to Series H Preferred Stock	Number of Shares of Series H Preferred Stock	Total Number of Series I Shares to be issued if all Series H Shares are Tendered in Full

Total Series H Shares

Warrant(s) Being Surrendered
Date of Warrant Agreement(s)	Warrant Expiration Date	Warrant Exercise Price	Number of Unexercised Shares of Common Stock Underlying Old Warrants	Minimum and Maximum Number of Shares of Common Stock Underlying New Warrants to be issued if all Old Warrants are Tendered in Full

Total Warrants

Legal Notices

This Participation Statement is governed by the actual terms and conditions set forth in the Offer to Exchange provided to you at the commencement of the Offer.

You are strongly advised to read the Offer to Exchange that will be filed on Schedule TO and the other documents related to the Offer filed with the Securities and Exchange Commission because they contain important information. You may obtain copies of these documents for free at the Securities and Exchange Commission website (www.sec.gov) or from the Company, by contacting Chris Miltenberger, President, at (817) 240-0202.